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                      March 1, 2022

       Neil J. Laird
       Chief Financial Officer
       NovAccess Global Inc.
       8834 Mayfield Road, Suite C
       Chesterland , Ohio 44026

                                                        Re: NovAccess Global
Inc.
                                                            Form 10-K for the
year ended September 30, 2021
                                                            Filed January 13,
2022
                                                            File No. 000-29621

       Dear Mr. Laird:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing